Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE December 18, 2007	For More Information Contact: Sidney W. Emery, Jr., Chairman and CEO (952) 937-4000

MTS Names Laura Hamilton Chief Executive Officer

Sidney Emery continues as Chairman of the Board

Eden Prairie, Minnesota, December 18, 2007 – MTS Systems Corporation (NASDAQ: MTSC) today announced that its Board of Directors has elected Laura B. Hamilton to the position of Chief Executive Officer, succeeding Sidney W. Emery, Jr. effective as of the Company’s annual meeting on January 15, 2008. Hamilton has served as the Company’s President and Chief Operating Officer since June 2007. Emery will continue in his capacity as Chairman of the Board through the end of fiscal 2008.

“Since joining MTS in 1999, Laura has demonstrated the foresight, leadership and management skills that, in our view, make her the ideal individual to lead the Company forward,” Emery said. “She played a key role in developing and implementing the Company’s strategy of global leadership in mechanical testing solutions and as COO has also overseen the expansion of our sensors business.”

Hamilton, 46, served as the Company’s Senior Vice President in charge of its Test Segment from 2003 until June, 2007. Prior to that, she was Vice President of the Company’s Materials and Aerospace Divisions from 2000 until 2002 and Director of Business Process Improvement from 1999 to 2000. Before joining MTS, Hamilton held various management positions with Quest Diagnostics, a national clinical laboratory, from 1995 until 1999, and with Corning, Inc., from 1989 until 1995.

“In the 10 years he has served as our chief executive, Chip Emery has focused the Company on our core competencies, built a top notch team to leverage them and expanded MTS’ global reach. The results delivered by MTS employees under Emery’s leadership have been exceptional for customers and shareowners alike,” said Jean-Lou Chameau, MTS’ lead independent director. “We are most appreciative of Chip’s many contributions, including an outstanding succession planning process. He passes to Laura a healthy, innovative company with solid industry and shareowner credentials as well as being a great place to work.”

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,618 employees and revenue of $421 million for the fiscal year ended September 29, 2007. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

MTS News Release

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.